Audit • Tax • Consulting • Financial Advisory
Registered with Public Company Accounting Oversight Board (PCAOB)

March 6, 2014

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

Ladies and Gentlemen:

We have read the statements in Item 4.01 included in the Form 8-K of San Lotus Holding Inc., dated March 6, 2014, regarding the recent change of auditors. We agree the statements contained regarding our firm. We have no basis to agree or disagree with other statements made under Item 4.01.

Very truly yours,

/s/  KCCW Accountancy Corp

KCCW Accountancy Corp

KCCW Accountancy Corp. 22632 Golden Springs Dr. #230, Diamond Bar, CA 91765 USA

Tel: +1 909 348 7228 • Fax: +1 909 895 4155 • info@kccwcpa.com